Exhibit 99.1

July 26, 2013

Franklin Financial declares dividend for 3rd Quarter

(CHAMBERSBURG, PA) The Board of Directors of Franklin Financial Services Corporation declared a $.17 per share regular cash dividend for the third quarter of 2013.

This compares to a regular quarterly cash dividend of $.17 paid in the second quarter of 2013 and in the third quarter of 2012. The quarterly dividend for the third quarter 2013 represents a 4.25% dividend yield based upon the closing price on July 25 of $16.00 per share.

Total regular cash dividends paid during the first three quarters of 2013 will be $.51 per share, compared to $.61 per share paid during the same period in 2012. The third quarter cash dividend will be paid on August 28, 2013 to shareholders of record at the close of business on August 9.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-six community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is quoted on the OTCQB Market Tier of the OTC Markets under the symbol FRAF.